UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2009

JAG Media Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-28761	88-0380546

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

6865 SW 18th Street, Suite B13
Boca Raton, Florida 33433

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (866) 300-7410

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into Material Definitive Agreement		3
SIGNATURE		5
INDEX TO EXHIBITS
EX-10.1:	SHARE PURCHASE AGREEMENT DATED MAY 22, 2009 BETWEEN JAG MEDIA HOLDINGS, INC., CARDIOGENICS EXCHANGCO INC., CARDIOGENICS INC. AND YAHIA GAWAD, PRINCIPAL SHAREHOLDER OF CARDIOGENICS INC.
EX-99.1:	PRESS RELEASE DATED MAY 22, 2009

Item 1.01 Entry into Material Definitive Agreement.

On May 22, 2009 JAG Media Holdings, Inc., a Nevada corporation (“JAG Media”), CardioGenics Exchangeco Inc., an Ontario, Canada corporation and subsidiary of JAG Media (“Exchangeco”), which JAG Media owns through “CardioGenics Callco Inc.,” a wholly-owned Ontario, Canada subsidiary of JAG Media, CardioGenics Inc., an Ontario, Canada corporation (“CardioGenics”) and Yahia Gawad, the principal shareholder of CardioGenics (the “Principal Shareholder”) entered into a Share Purchase Agreement (the “Acquisition Agreement”) pursuant to which Exchangeco will acquire all of the outstanding shares of common stock of CardioGenics, excluding 161,269 common shares owned by a minority shareholder of CardioGenics (“CardioGenics Common Shares”). In consideration for the surrender of their CardioGenics Common Shares to Exchangeco, Exchangeco shall cause JAG Media to issue to the CardioGenics shareholders 422,183,610 shares of JAG Media common stock, par value $0.00001 (the “Share Consideration”) in accordance with the terms of the Acquisition Agreement. The CardioGenics shareholders shall have the option to receive their pro-rata allocation of the Share Consideration in the form of (a) JAG Media common stock, to be issued at the closing (the “JAG Consideration Shares”) or (b) exchangeable shares of Exchangeco, to be issued at the closing, which shares shall be exchangeable at any time after the closing into a number of shares of JAG Media common stock equal to such shareholders’ pro rata allocation of the Share Consideration (the “Exchangeable Shares”). Upon issuance, the Share Consideration shall provide the CardioGenics shareholders with direct and/or indirect ownership of approximately 85% of JAG Media’s outstanding common stock (on a fully diluted basis) as of the closing, assuming (for purposes of such calculation) that the Exchangeable Shares were fully exchanged for the permitted number of shares of JAG Media common stock immediately following the closing.

All JAG Consideration Shares received by any CardioGenics shareholders in exchange for their CardioGenics Common Shares shall not be registered for resale and, therefore, shall remain subject to the rights and restrictions of Rule 144. All Exchangeable Shares received by any CardioGenics shareholders in exchange for their CardioGenics Common Shares (and any JAG Media common stock into which such Exchangeable Shares may be exchanged) shall not be registered for resale prior to six (6) months following the closing and, therefore shall remain subject to the rights and restrictions of Rule 144 prior to any such registration.

At the closing, JAG Media’s current directors will resign as directors of JAG Media and its subsidiaries and will also resign as officers and executives of JAG Media and its subsidiaries. JAG Media's board of directors will be replaced with designees of CardioGenics. The current directors of JAG Media will also enter into consulting agreements with the post-closing company at the closing, pursuant to which they will provide certain consulting services to assist the post-closing company in connection with certain transition matters.

The closing of the transaction is scheduled for June 30, 2009 and is subject to (a) the relevant parties to the transaction entering into, prior to the closing, a “Support Agreement” and “Exchange Rights Agreement” enabling Exchangeco to fulfill its obligations with respect to the Exchangeable Shares; (b) CardioGenics closing on private placements of not less than $1,500,000; (c) CardioGenics delivering its audited financial statements to JAG Media in accordance with the Acquisition Agreement; (d) the CardioGenics shareholders and Debenture holders making certain deliveries, prior to the closing, as set forth in the Acquisition Agreement; and (e) the satisfaction of various customary conditions to closing.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares of JAG Media and CardioGenics in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

The foregoing description of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference. A press release regarding the Acquisition Agreement is also filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Index to Exhibits

10.1	Share Purchase Agreement dated May 22, 2009 between JAG Media Holdings, Inc., CardioGenics Exchangco Inc., CardioGenics Inc. and Yahia Gawad, Principal Shareholder of CardioGenics Inc.

99.1	Press Release dated May 22, 2009

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAG MEDIA HOLDINGS, INC.

By:	/s/ Thomas J. Mazzarisi
	Name:	Thomas J. Mazzarisi
	Title:	Chairman of the Board, Chief Executive Officer & General Counsel

Dated: May 22, 2009